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                                                                    EXHIBIT 99.1

                                                       [TENNECO AUTOMOTIVE LOGO]
NEWS RELEASE


          For Immediate Release


          Contacts:       Jane Ostrander
                          Media Relations
                          847 482-5607
                          jane.ostrander@tenneco-automotive.com

                          Leslie Hunziker
                          Investor Relations
                          847 482-5042
                          leslie.hunziker@tenneco-automotive.com



             TENNECO AUTOMOTIVE APPOINTS NEW CHIEF FINANCIAL OFFICER

Lake Forest, Illinois, September 10, 2003 - Tenneco Automotive (NYSE: TEN) announced today that Kenneth R. Trammell has been named senior vice president and chief financial officer. He was the company's vice president and controller and has been serving as interim CFO since July of this year. The appointment is effective immediately.

Mr. Trammell has served as Tenneco Automotive vice president and controller since November 1999 when the company became a stand-alone entity. He joined Tenneco Inc. in 1996 as assistant controller and was promoted to corporate controller the following year. Since joining Tenneco, he has been responsible for financial and operational accounting, financial reporting, planning and analysis and all audit functions. In addition, since 1996, Mr. Trammell has had a key part in several strategic transactions completed by Tenneco Inc., including the one that created Tenneco Automotive as a stand-alone company.



                                     -More-

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"Ken has played an integral role in establishing and leading a very effective corporate finance organization worldwide and I am extremely pleased to promote him to this key leadership position," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "He brings exceptional depth of experience in all areas of finance, outstanding strategic planning skills and strong leadership abilities to the CFO position."

Prior to joining Tenneco Inc., Mr. Trammell was with Arthur Andersen LLP for 12 years where he was responsible for audits and consultation on mergers, acquisitions and divestitures for the firm's corporate clients.

Mr. Trammell, 42, holds a bachelor's degree in accounting from the University of Houston and earned his CPA certificate in Texas. He is also a member of the Financial Executive International Committee on Corporate Reporting, a group of Fortune 500 controllers that monitors, reviews and establishes positions on financial accounting directives.

Ken Trammell is on the company's senior management team and will report to Chairman and CEO Mark Frissora.

Mr. Trammell resides in Lake Forest, Illinois with his wife and two daughters.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

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